Exhibit 4.3

SECOND AMENDMENT TO SERIES A WARRANT

SECOND AMENDMENT dated August 2, 2016 to Series A Warrant ("Series A Warrant") dated April 8, 2008, as amended on January 19, 2010 (the “First Amendment”), issued by New York Global Innovations Inc. (formerly known as Inksure Technologies, Inc.) ("Issuer") to Smithfield Fiduciary LLC ("Holder") for 2,153,433 shares of Common Stock of Issuer.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Issuer and Holder agree to modify the Series A Warrant as follows:

1.  The Exercise Price, as defined in Section 1(b) of the Series A Warrant is hereby decreased from $0.15 to $0.055, subject to adjustment for  events occurring hereinafter as provided in the Series A Warrant.

2.   Section 2(a) is deleted in its entirety.

3.   Except as expressly modified hereby and by the First Amendment, the Series A Warrant remains in full force and effect and unmodified.

NEW YORK GLOBAL INNOVATIONS INC.

By: /s/ Gadi Peleg
Gadi Peleg
Chairman of the Board

SMITHFIELD FIDUCIARY LLC
By: Highbridge Capital Management, LLC,
its Trading Manager

By:/s/ Jon Dorfman
Jon Dorfman
Managing Director